Exhibit 10.12

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED
REVOLVING CREDIT AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT (this “Amendment”), dated as of April 15, 2014, is entered into by and among BOOT BARN, INC., a Delaware corporation (“Borrower”), BOOT BARN HOLDING CORPORATION, a Delaware corporation (“Parent Holdco”), PNC BANK, NATIONAL ASSOCIATION (“PNC”), as the sole Lender on the date hereof, and PNC in its capacity as agent for the Lenders (in such capacity, “Agent”), with reference to the following facts (terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement defined below):

RECITALS

A.            The parties to this Amendment have previously entered into that certain Second Amended and Restated Revolving Credit and Security Agreement, dated as of May 31, 2013, as amended by that certain First Amendment to Second Amended and Restated Revolving Credit and Security Agreement, dated September 23, 2013 (as so amended, and as further amended, modified and supplemented from time to time, the “Credit Agreement”), pursuant to which the Lenders have made certain loans and financial accommodations available to Borrower.

B.            The parties to this Amendment now wish to further amend the Credit Agreement on the terms and conditions set forth herein.

C.            Borrower and Parent Holdco are entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Agent’s or any Lender’s rights or remedies as set forth in the Credit Agreement or any Other Document is being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, the parties hereby agree as follows:

1.             Increase of Commitment Amount.  Upon the effectiveness of this Amendment, PNC’s (in its capacity as a Lender) Commitment Amount is $70,000,000 and it Commitment Percentage is 100%.

2.             Amendments to Credit Agreement.

(a)           The defined terms “Increasing Lender” and “New Lender” are hereby deleted from the Section 1.2 of the Credit Agreement in their entirety.

(b)           The following defined terms are hereby added to Section 1.2 of the Credit Agreement in their proper alphabetical order:

“April 2014 Bonus Payments” shall mean the payment of bonuses to employees and directors of Borrower or Parent Holdco who are holders of vested options of Parent Holdco to be made on made on or about April 22, 2014 in an aggregate amount not to exceed $1,500,000 plus any payroll tax and similar obligations payable in connection therewith.

“April 2014 Dividend” shall mean a dividend in an amount not to exceed $40,000,000 made on or about April 22, 2014 by Borrower to Parent Holdco and in turn by Parent Holdco to the owners of its Equity Interests.

“April 2014 Transaction Documents” shall mean, collectively, the Second Amendment, the Term Loan Agreement and the other Term Loan Documents entered into on or about the Second Amendment Effective Date

“April 2014 Transactions” shall mean, collectively, (a) the transactions under the April 2014 Transaction Documents, (b) the April 2014 Dividend and (c) the April 2014 Bonus Payments.

“Second Amendment” shall mean that certain Second Amendment to Second Amended and Restated Revolving Credit and Security Agreement, dated as of the Second Amendment Effective Date, which amends this Agreement.

“Second Amendment Effective Date” shall mean April 15, 2014.

(c)           The defined term “EBITDA” set forth in Section 1.2 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“ “EBITDA” shall mean, with respect to any Loan Party for any specified period: (a) the Consolidated Net Income of Borrower and its Subsidiaries for such period, plus (b) without duplication, the sum of the following amounts of Borrower and its Subsidiaries, on a consolidated basis, in each case to the extent deducted in determining Consolidated Net Income of Borrower and its Subsidiaries for such period, the sum of: (i) Consolidated Net Interest Expense, plus (ii) depreciation and amortization and other non-cash charges (including any (A) non-cash charges relating to employee equity incentive programs, (B) non-cash charges attributable to inventory revaluations as a result of the Transactions, or any Permitted Acquisition and (C) non-cash write-offs relating to impairment of assets), all in accordance with GAAP, plus (iii) net income tax expense, to the extent a positive number (including franchise and foreign withholding taxes and any state business, unitary, gross receipts or similar tax), to the extent deducted in the calculation of Consolidated Net Income, plus (iv) payment-in-kind interest, plus (v) proceeds from business interruption insurance for loss of income (whether or not such loss of income was deducted in determining Consolidated Net Income), plus (vi) Pre-Opening Costs, plus (vii) amortized or deferred financing fee expenses to the extent not included in Consolidated Net Interest Expense, plus (viii) straight line non-cash rent adjustment to the extent rent expense included in Consolidated Net Income exceeds the applicable cash rent payments, plus (ix) [reserved], plus (x) expenses and charges (including premiums, discounts and Hedge Agreement settlement and termination costs) in such period attributable to any debt financings or refinancings, equity offerings, mergers, recapitalizations, acquisitions, investments, option buyouts, dispositions or similar transactions in an amount not to exceed $2,000,000 per fiscal year, provided that any such expenses and charges shall have been incurred prior to or no later than 180 days following the consummation of the applicable transaction, plus (xi) commencing on March 31, 2014, extraordinary or non-recurring losses not to exceed $500,000 in the aggregate or as otherwise approved by Agent, plus (xii) restructuring expenses and charges, plus (xiii) net income tax charges, plus (xiv) losses from discontinued operations not to exceed $500,000 per fiscal year, plus (xv) non-cash expenses relating to the Boot Barn Rewards Program, plus (xvi) the principal amount received from Permitted Freeman Spogli Investments (other than in respect of an Equity Cure for a default with respect to Section 7.6 of the Term Loan Agreement), plus (xvii) any earnout or other similar deferred purchase price payment obligations incurred in connection with a Permitted Acquisition, plus (xviii) non-recurring transaction costs, fees and expenses, including the April 2014 Bonus Payments, fees paid under the April 2014 Transaction Documents and costs and expenses incurred in negotiating the April 2014 Transaction Documents, incurred with respect to the April 2014 Transactions, in each case incurred prior to the Second Amendment Effective Date or within 90 days after the Second Amendment Effective Date, and minus (c) without duplication, (i) extraordinary or non-recurring gains, (ii) net income tax benefits, (iii) gains from discontinued operations and (iv) straight line non-cash rent adjustment to the extent cash rent payments exceed the applicable rent expense included in Consolidated Net Income.  Notwithstanding the foregoing, (x) it is agreed that quarterly EBITDA for the fiscal quarter ended June 29, 2013 shall be $7,259,869, quarterly EBITDA for the fiscal quarter ended September 28, 2013 shall be $6,603,834, quarterly EBITDA for the fiscal quarter ended December 28, 2013 shall be $20,281,482 and quarterly EBITDA for the fiscal quarter ended March 29, 2014 shall be $10,018,806; and (y) for purposes of this definition, EBITDA shall be determined on a pro forma basis to give effect to (i) any Permitted Acquisitions (computed utilizing the provisions of this definition together with adjustments reflecting anticipated cost savings and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken or expected to be taken (which cost savings or synergies shall be subject to certification by a responsible officer of the Borrower and shall be calculated on a pro forma basis), in each case to the extent quantifiable and demonstrable and supported by a quality of earnings report prepared by an accounting firm reasonably acceptable to Agent, and in form and substance reasonably acceptable to Agent); provided, that the aggregate amount of adjustments reflecting such anticipated cost savings and synergies in any four fiscal quarter period shall not exceed ten percent (10%) of EBITDA for such period calculated prior to giving effect to such adjustments and (ii) any divestitures by Borrower or any of its Subsidiaries of all or substantially all the assets of, or all the Equity Interests in, a Person or division or line of business of a Person occurring during any period, in each case, as if such transaction had occurred on the first day of such period.”

(d)           The defined term “Fixed Charge Coverage Ratio” set forth in Section 1.2 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“ “Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA for such period minus Unfinanced Capital Expenditures made during such period to (b) Fixed Charges for such period.”

(e)           Clause (c) of the defined term “Fixed Charges” set forth in Section 1.2 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(c) cash dividends paid and permitted to be paid by the Loan Parties under the terms of this Agreement during such period other than the April 2014 Dividend.”

(f)            The defined term “Intercreditor Agreement” set forth in Section 1.2 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“ “Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of May 31, 2013, by and between Agent and the Term Loan Agent, as amended by that certain First Amendment to and Reaffirmation of Intercreditor Agreement, dated the Second Amendment Effective Date, as further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.”

(g)           The defined term “Maximum Revolving Advance Amount” set forth in Section 1.2 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“ “Maximum Revolving Advance Amount” shall mean $70,000,000, as such amount may be increased pursuant to Section 2.25 hereof or decreased pursuant to Section 2.21 hereof.”

(h)           Clause (j) of the defined term “Permitted Acquisitions” is hereby amended to read as follows:

“(j) after giving effect to such acquisition, the Borrower and its Subsidiaries shall have Undrawn Availability of not less than the greater of (i) $15,000,000 or (ii) 20% of the Maximum Revolving Advance Amount; or”

(i)            The words “Frontier Mall Associates Limited Partnership” are hereby deleted from clause (g)(ii) of the defined term “Permitted Encumbrances” set forth in Section 1.2 of the Credit Agreement.

(j)            The defined term “Term Loan Agreement” set forth in Section 1.2 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“ “Term Loan Agreement” shall mean that certain Amended and Restated Term Loan and Security Agreement, dated April 15, 2014, as further amended and restated, amended, supplemented, or otherwise modified from time to time as permitted under this Agreement.”

(k)           Clause (iv) of Section 2.22(a) of the Credit Agreement is hereby amended to read as follows:

“(iv) provide for working capital, Capital Expenditures, Permitted Acquisitions, permitted Restricted Payments and for other general corporate purposes of Borrower (including the payment of the April 2014 Dividend, the April 2014 Bonus Payments and

costs and expense associated with the April 2014 Transactions), in each case to the extent not prohibited under this Agreement”

(l)            Section 2.25 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“2.25      Increase in Maximum Revolving Advance Amount.

(a)           Borrower may, at any time request that the Maximum Revolving Advance Amount be increased by each current Lender increasing its Commitment Amount, on a pro rata basis, subject to the following terms and conditions:

(i)            There shall exist no Event of Default or Default on the effective date of such increase after giving effect to such increase;

(ii)           After giving effect to such increase, the Maximum Revolving Advance Amount shall not exceed $80,000,000;

(iii)          Borrower may not request an increase in the Maximum Revolving Advance Amount under this Section 2.25 more than once during the Term, and no such increase in the Maximum Revolving Advance Amount shall be for an amount less than $5,000,000;

(iv)          Borrower shall deliver to Agent on or before the effective date of such increase the following documents in form and substance satisfactory to Agent: (1) certification of its corporate secretary or other authorized officer with attached resolutions certifying that the increase in the Commitment Amounts has been approved by Borrower, (2) a certificate dated as of the effective date of such increase certifying that each of the conditions set forth in Section 8.2 hereof are then satisfied, (3) such other agreements, instruments and information (including supplements or modifications to this Agreement and/or the Other Documents executed by Borrower as Agent reasonably deems necessary in order to document the increase to the Maximum Revolving Advance Amount and to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Agent and Lenders hereunder and under the Other Documents in light of such increase, and (4) an opinion of counsel in form and substance satisfactory to Agent which shall cover such matters related to such increase as Agent may reasonably require and Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(v)           Borrower shall execute and deliver to each Lender who so requests, a replacement Revolving Credit Note reflecting the new amount of such Lender’s Commitment Amount after giving effect to the increase (and the prior Revolving Credit Note issued to such Lender, if any, shall be deemed to be cancelled);

(vi)          Each Lender shall confirm its agreement to increase its Commitment Amount pursuant to an acknowledgement in a form acceptable to Agent, signed by it and Borrower and delivered to Agent at least five (5) days before the effective date of such increase; and

(vii)         Agent shall have received reimbursement for all reasonable and documented costs and expenses incurred by Agent and by each Lender in connection with the negotiations regarding, and the preparation, negotiation, execution and delivery of all agreements and instruments executed and delivered by any of Agent, Borrower and/or the Lenders in connection with, such increase (including all fees for any supplemental or additional public filings of any Other Documents necessary to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Agent and Lenders hereunder and under the Other Documents in light of such increase).

(b)           On the effective date of such increase the Commitment Percentages of the Lenders shall be recalculated such that each such Lender’s Commitment Percentage is equal to (i) the Commitment Amount of such Lender divided by (ii) the aggregate of the Commitment Amounts of all Lenders.  Each Lender shall participate in any new Revolving Advances made on or after such date in accordance with its Commitment Percentage after giving effect to the increase in the Maximum Revolving Advance Amount and recalculation of the Commitment Percentages contemplated by this Section 2.25.”

(m)          Section 7.7 of the Credit Agreement is hereby amended by deleting the word “and” immediately prior to clause (f) thereof and adding the following at the end of clause (f) thereof:

“and (g) the April 2014 Dividend.”

(n)           Section 7.10 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (e) thereof, replacing the “.” at the end of clause (f) thereof with “; and” and adding the following as clause (g) thereof:

“(g)         the April 2014 Bonus Payments and the April 2014 Dividend.”

(o)           Section 9.2(b) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(b)         monthly, on or before the fifteenth (15th) day of each month as and for the prior month, or, if a Covenant Compliance Period has commenced and is continuing, weekly, on or before Tuesday of each week for the prior week, (i) inventory perpetual reports in form and substance reasonably satisfactory to Agent, and (ii) a Borrowing Base Certificate in form and substance reasonably satisfactory to Agent (which shall be calculated as of the immediately preceding Sunday and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement);”

(p)           The third address block of clause (A) of Section 15.6 is hereby amended to read as follows:

“with an additional copy (which shall not constitute Notice) to:

Blank Rome, LLP

2029 Century Park East, 6th Floor

Los Angeles, California 90067

Attention:              Danielle V. Garcia

Telephone:            (424) 239-3412

Facsimile:              (424) 239-3394

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Attention:              Lawrence F. Flick II

Telephone:            (212) 885-5556

Facsimile:              (215) 832-5556”

(q)           Schedules 1.2(b), 4.5, 4.15(c), 4.15(h)(1), 4.15(h)(2), 5.2(a), 5.9, 5.31, 7.10 and 7.11 to the Credit Agreement are hereby replaced with Schedules 1.2(b), 4.5, 4.15(c), 4.15(h)(1), 4.15(h)(2), 5.2(a), 5.9, 5.31, 7.10 and 7.11 to this Amendment.

3.             Amendment Fee.  In consideration of the agreements set forth herein, Borrower hereby agrees to pay to Agent an amendment fee in the amount of $50,000 (the “Amendment Fee”), which fee is non-refundable when paid and is fully-earned as of and due and payable on the date of this Amendment.

4.             Effectiveness of this Amendment.  Agent must have received the following items, in form and content acceptable to Agent, before this Amendment is effective.

(a)           Amendment.  This Amendment duly executed by each party hereto.

(b)           Amendment Fee.  The Amendment Fee, which may be paid as a charge to Borrower’s Account.

(c)           Amended and Restated Note.  An amended Revolving Credit Note payable to PNC reflecting the Maximum Revolving Advance Amount after giving effect to this Amendment, duly executed by Borrower.

(d)           Term Loan Documents.  Agent shall have received copies of the fully executed and effective Term Loan Agreement as in effect on the Second Amendment Effective Date, and all Term Loan Documents executed and delivered on or about the Second Amendment Effective Date, certified by the secretary of the Borrower as being true, correct and complete copies thereof.

(e)           Amendment to Intercreditor Agreement.  Agent shall have received, duly executed by all parties thereto, an amendment to and reaffirmation of the Intercreditor Agreement in the form and substance reasonably satisfactory to Agent.

(f)            Representations and Warranties.  The representations and warranties set forth in Section 5 must be true and correct.

(g)           Other Required Documentation.  All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded, as required by Agent, including, without limitation, copies of the resolutions authorizing each Loan Party to enter into this Amendment and an executed legal opinion of Bingham McCutchen LLP, in form and substance satisfactory to Agent.

5.             Representations and Warranties.  Each Loan Party signatory hereto represents and warrants as follows:

(a)           Authority.  Such Loan Party has full power, authority and legal right to enter into this Amendment and to perform all its respective obligations hereunder and under the Credit Agreement as modified by this Amendment.  This Amendment has been duly executed and delivered by such Loan Party, and this Amendment constitutes the legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.  The execution, delivery and performance of this Amendment (a) are within such Loan Party’s corporate or limited liability company powers, as applicable, have been duly authorized by all necessary corporate or limited liability company action, as applicable, do not violate the terms of such Loan Party’s by-laws, operating agreement, articles or certificate of incorporation or formation or other documents relating to such Loan Party’s formation, (b) will not violate any material law or regulation, or any judgment, order or decree of any Governmental Body in any material respect, (c) will not require any Consent of any Governmental Body or any other Person the lack of which would have a Material Adverse Effect, all of which will have been duly obtained, made or compiled prior to the date hereof and which are in full force and effect and (d) will not result in any breach of, or constitute a default under, which breach or default could reasonably be expected to have a Material Adverse Effect, or result in the creation of any Lien (except Permitted Encumbrances) upon any asset of such Loan Party pursuant to, the provisions of any agreement or instrument to which such Loan Party is a party or by which it or its property is bound.

(b)           Representations and Warranties.  Each of the representations and warranties made by each Loan Party in or pursuant to the Credit Agreement, the Other Documents, any related agreements to which it is a party, in any certificate, document or financial or other statement furnished at any time under or in connection with the Credit Agreement, the Other Documents or any related agreement, are true and correct in all material respects (or in all respects as to any such representations and warranties which, by their terms, are qualified as to materiality) on and as of the date hereof as if made on and as of such date (except for any such representations and warranties which are specifically made as of a prior date, in which case such representations and warranties shall be true and correct as of such prior date).

(c)           No Default.  No Event of Default or Default has occurred and is continuing on the date hereof, or would exist after giving effect to the Advances requested to be made on the date hereof.

(d)           Material Adverse Effect.  Since the delivery of the latest financial statements of Borrower, there shall not have occurred any event, condition or event, condition or state of facts which would have or could reasonably be expected to have a Material Adverse Effect.

6.             Choice of Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York.

7.             Counterparts; Facsimile Signatures.  This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile or other similar form of electronic transmission shall be deemed to be an original signature hereto.

8.             Reference to and Effect on the Other Documents.

(a)           Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Other Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(b)           Except as specifically amended above, the Credit Agreement and all Other Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrower to Agent and the Lenders.

(c)           The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Agent and/or the Lenders under any of the Other Documents, nor constitute a waiver of any provision of any of the Other Documents.

(d)           To the extent that any terms and conditions in any of the Other Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

9.             Estoppel.  To induce Agent and the Lenders to enter into this Amendment and to continue to make advances to Borrower under the Credit Agreement, each Loan Party hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in favor of Borrower as against Agent or any Lender with respect to the Obligations.

10.          Integration.  This Amendment, together with the Credit Agreement and the Other Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

11.          Severability.  If any part of this Amendment is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

12.          Submission of Amendment.  The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by Agent or the Lenders to modify the provisions of the Credit Agreement, and this Amendment shall have no binding force or effect until all of the conditions to the effectiveness of this Amendment have been satisfied as set forth herein.

13.          Guarantors’ Acknowledgment.  With respect to the amendments to the Credit Agreement effected by this Amendment, each Guarantor hereby acknowledges and agrees to this Amendment and confirms and agrees that its Guaranty (as modified and supplemented in connection with this Amendment) is and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that, upon the effectiveness of, and on and after the date of this Amendment, each reference in such Guaranty to the Credit Agreement, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended or modified by this Amendment.  Although Agent and the Lenders have informed the Guarantors of the matters set forth above, and each Guarantor has acknowledged the same, each Guarantor understands and agrees that neither Agent nor any Lender has any duty under the Credit Agreement, the Guaranty or any other agreement with any Guarantor to so notify any Guarantor or to seek such an acknowledgement, and nothing contained herein is intended to or shall create such a duty as to any transaction hereafter.

[Rest of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties have entered into this Amendment by their respective duly authorized officers as of the date first above written.

BORROWER:

BOOT BARN, INC.,
a Delaware corporation

By:	/s/ Paul J. Iacono
Name: Paul J. Iacono
Title: Chief Financial Officer

Signature Page to Second Amendment to

Second Amended and Restated Revolving Credit and Security Agreement

GUARANTORS:

BOOT BARN HOLDING CORPORATION,
a Delaware corporation

By:	/s/ Christian B. Johnson
Name: Christian B. Johnson
Title: Secretary

ACKNOWLEDGED AND AGREED:

RCC WESTERN STORES, INC.,
a South Dakota corporation

By:	/s/ Paul J. Iacono
Name: Paul J. Iacono
Title: Chief Financial Officer

BASKINS ACQUISITION HOLDINGS, LLC,
a Delaware limited liability company

By:BOOT BARN, INC.,
a Delaware corporation
Its: Sole Member

By:	/s/ Paul J. Iacono
Name: Paul J. Iacono
Title: Chief Financial Officer

Signature Page to Second Amendment to

Second Amended and Restated Revolving Credit and Security Agreement

AGENT AND SOLE LENDER:

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Kevin J. Gimber
Name: Kevin J. Gimber
Title: Assistant Vice President